Cardlytics Appoints Microsoft Cloud Chief Financial Officer
Chris Suh to Board of Directors

ATLANTA, GA – September 28, 2021 – Cardlytics (NASDAQ: CDLX), a digital advertising platform, today announced the appointment of Chris Suh, corporate vice president and CFO, Cloud+ AI Group at Microsoft, to its Board of Directors and Audit Comittee.

Mr. Suh is a 25-year veteran at Microsoft. He was appointed to his current position as CFO of Microsoft’s strategically important Cloud+ AI business in 2018. Prior to that, he has held a number of leadership positions throughout the organization in investor relations, sales and marketing, FP&A and internal audit. Prior to joining Microsoft, Suh began his career as a CPA at PricewaterhouseCoopers.

“Chris brings a wealth of highly relevant experience to the Cardlytics Board,” said Lynne Laube, CEO and co-founder of Cardlytics. “He deeply understands the journey we are on to scale our platform, enhance our user experience, and apply AI to enable self-service. Chris will also be a great thought partner as we expand our cloud business and move to recurring revenue pricing models.”

“All of our Directors are excited by what Chris will bring to Cardlytics. We continue to shape our Board to make sure we have the skills and experience that align with what’s most critical to drive long term growth,” said Scott Grimes, Executive Chairman and co-founder.

About Cardlytics
Cardlytics (NASDAQ: CDLX) is a digital advertising platform. We partner with financial institutions to run their banking rewards programs that promote customer loyalty and deepen banking relationships. In turn, we have a secure view into where and when consumers are spending their money. We use these insights to help marketers identify, reach, and influence likely buyers at scale, as well as measure the true sales impact of marketing campaigns. Headquartered in Atlanta, Cardlytics has offices in London, New York, Los Angeles, San Francisco, Austin and Visakhapatnam. In March 2021, we acquired Dosh, a transaction-based advertising platform and in May 2021 we acquired Bridg, a customer data platform. Learn more at www.cardlytics.com.

PR Contact:
Angie Amberg
aamberg@cardlytics.com